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                                                                    EXHIBIT 23.2



                            INDEPENDENT AUDITORS' CONSENT


The Board of Directors and Stockholders
Unify Corporation:

    We consent to incorporation by reference in the registration statement (No. 333-13203) on Form S-8 of Unify Corporation of our report dated May 17, 1996, relating to the consolidated balance sheet of Unify Corporation and subsidiaries as of April 30, 1996, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the two-year period ended April 30, 1996, and the related financial statement schedule, which report appears in the April 30, 1997 annual report on Form 10-K of Unify Corporation.


KPMG PEAT MARWICK LLP

San Jose, California
July 23, 1997


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